Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-188918

Issuer Free Writing Prospectus, dated May 7, 2015

Boston Scientific Corporation

$1,850,000,000

Senior Notes Offering

Terms and Conditions — 5-, 7- and 10-Year Fixed Rate Notes

	5-Year	7-Year	10-Year
Issuer	Boston Scientific Corporation	Boston Scientific Corporation	Boston Scientific Corporation
Note Type	Senior Notes	Senior Notes	Senior Notes
Form of Offering	SEC Registered	SEC Registered	SEC Registered
Ratings(1)	Baa3/BBB-/BBB- (stable/negative/stable)	Baa3/BBB-/BBB- (stable/negative/stable)	Baa3/BBB-/BBB- (stable/negative/stable)
Principal Amount	$600,000,000	$500,000,000	$750,000,000
Trade Date	May 7, 2015	May 7, 2015	May 7, 2015
Settlement Date (T+3)	May 12, 2015	May 12, 2015	May 12, 2015
Maturity Date	May 15, 2020	May 15, 2022	May 15, 2025
Coupon	2.850% per annum	3.375% per annum	3.850% per annum
Yield to Maturity	2.850% per annum	3.478% per annum	3.867% per annum
Price to Public	100.000%	99.364%	99.860%
Spread to Benchmark Treasury	Plus 130 basis points	Plus 155 basis points	Plus 170 basis points
Benchmark Treasury	1.375% UST due April 30, 2020	1.750% UST due April 30, 2022	2.000% UST due February 15, 2025
Benchmark Treasury Yield	1.550%	1.928%	2.167%
Benchmark Treasury Price	99-05 ¼	98-27	98-17
Interest Payment Dates	Semi-annually on May 15 and November 15	Semi-annually on May 15 and November 15	Semi-annually on May 15 and November 15
First Interest Payment Date	November 15, 2015 (long first coupon)	November 15, 2015 (long first coupon)	November 15, 2015 (long first coupon)
Optional Redemption	Plus 20 basis points	Plus 25 basis points	Plus 30 basis points
Special Mandatory Redemption	N/A

In the event the AMS Portfolio Acquisition (as defined in the prospectus supplement) has not been consummated on or prior to the Outside Date (as defined in the prospectus supplement) or if, prior to such date, the Purchase Agreement (as defined in the prospectus supplement) is terminated for any reason, then the Issuer will be required to redeem all outstanding 2022 notes on the special mandatory redemption date at a special mandatory redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon (if any) to, but not including, the special mandatory redemption date. The ‘‘special mandatory redemption date’’ means the earlier to occur of (1) the 30th

N/A

day (or if such day is not a business day, the first business day thereafter) following the Outside Date and (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Purchase Agreement for any reason.

Optional Par Call	N/A	N/A	N/A
Day Count Basis	30/360	30/360	30/360
Minimum Denominations	$2,000 and integral multiples of $1,000 in excess of such amount	$2,000 and integral multiples of $1,000 in excess of such amount	$2,000 and integral multiples of $1,000 in excess of such amount
CUSIP / ISIN	101137 AP2 / US101137AP29	101137 AQ0 / US101137AQ02	101137 AR8 / US101137AR84
Joint Bookrunners

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Co-Managers

Banca IMI S.p.A.

HSBC Securities (USA) Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

DNB Markets, Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Banca IMI S.p.A.

HSBC Securities (USA) Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

DNB Markets, Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Banca IMI S.p.A.

HSBC Securities (USA) Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

DNB Markets, Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Pro Forma Ratio of Earnings to Fixed Charges

Three Months Ended March 31,
Pro Forma 2015
(Unaudited)
Fixed Charges:
Interest expense and amortization of debt issuance costs	$53
Interest portion of rental expense	6
Total fixed charges	$59
Earnings:
Income (loss) before income taxes	$(44)
Fixed charges, per above	59
Total earnings (deficit), adjusted	$15
Ratio of earnings to fixed charges	0.25

Note:

(1)                     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS CAPITAL INC. TOLL-FREE AT (888) 603-5847, CITIGROUP GLOBAL MARKETS INC. TOLL-FREE AT (800) 831-9146, DEUTSCHE BANK SECURITIES INC. TOLL-FREE AT (800) 503-4611 OR J.P. MORGAN SECURITIES LLC COLLECT AT (212) 834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.